FOR IMMEDIATE RELEASE
	Company Contact:	David Weinberg Chief Operating Officer Fred Schneider Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100

	Investor Relations:	Andrew Greenebaum Integrated Corporate Relations (310) 395-2215

SKECHERS RAISES FOURTH QUARTER AND FISCAL 2006
FINANCIAL GUIDANCE
— Fourth Quarter 2006 Revenues Expected to Exceed Fourth Quarter 2005
by 32.0 to 34.2 Percent
— Fourth Quarter 2006 EPS Expected to Exceed Fourth Quarter 2005 EPS
by More Than 100 Percent

MANHATTAN BEACH, CA. – January 8, 2007 – SKECHERS USA, Inc. (NYSE:SKX), a global leader in lifestyle footwear, today announced that it now expects fourth quarter 2006 revenues to be in the range of $295 million to $300 million, which is above the high-end of the Company’s previous guidance of $255 million to $265 million, and 32.0 to 34.2 percent higher than fourth quarter 2005 revenues of $223.5 million. The Company now expects diluted earnings per share for the fourth quarter to be $0.28 to $0.31, exceeding the Company’s previous guidance for the fourth quarter of $0.22 to $0.27.

The Company now expects revenue for fiscal year 2006 to be in the range of $1.196 to $1.201 billion, above its previous guidance of $1.156 to $1.166 billion, and diluted earnings per share for the full year are expected to be between $1.55 and $1.58, exceeding the Company’s previous guidance of $1.49 to $1.54.

“We are very pleased with our continued strong sales performance in the fourth quarter, which represents a strong end to a record year, and more than a 30 percent increase over the fourth quarter 2005,” said Robert Greenberg, Chairman and Chief Executive Officer of SKECHERS. “With our commitment to delivering fresh product supported by focused and creative advertising, all ten of our brands are performing well. The strong reception to our brands drove sales across all of our business channels — wholesale, retail, international and e-commerce – and enabled us to generate record fourth quarter and full year 2006 results. We look forward to further building on this momentum as we enter the Spring 2007 selling season.”

“The fourth quarter was an exceptional end to what we believe was a stellar year for us in terms of both sales and brand strength,” began Michael Greenberg, President of SKECHERS, “and we believe the positive sales trend will continue into 2007. Through our indicators – 29 percent year-end increase in backlog worldwide, and, for the fourth quarter, continued high single-digit comp store sales and strong sell-throughs at retail – we believe the first quarter of 2007 will again be a record quarter.”

The Company’s discussion of fourth quarter and fiscal year 2006 financial and operating results and expected 2007 performance is based upon preliminary information and is subject to change based upon actual financial and operating results for the respective periods. Note that statements made by the Company may involve future goals and targets, based upon current expectations and current plans. These comments are forward-looking; plans may change and actual results may differ materially.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under seven uniquely brand names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and Canadian and European subsidiaries. Please visit www.skechers.com or call the Company’s information line at 877-INFO-SKX.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements of our company, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause the Company’s actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions; intense competition among sellers of footwear for consumers; changes in fashion trends and consumer demands; popularity of particular designs and categories of products; the level of sales during the spring, back-to-school and holiday selling seasons; the ability to anticipate, identify, interpret or forecast changes in fashion trends, consumer demand for our products and the various market factors described above; the ability of the Company to maintain its brand image; the ability to sustain, manage and forecast the Company’s growth and inventories; the ability to secure and protect trademarks, patents and other intellectual property; the loss of any significant customers, decreased demand by industry retailers and cancellation of order commitments; potential disruptions in manufacturing related to overseas sourcing and concentration of production in China, including, without limitation, difficulties associated with political instability in China, the occurrence of a natural disaster or outbreak of a pandemic disease in China, or electrical shortages, labor shortages or work stoppages that may lead to higher production costs and/or production delays; changes in monetary controls and valuations of the Yuan by the Chinese government; increased costs of freight and transportation to meet delivery deadlines; violation of labor or other laws by our independent contract manufacturers, suppliers or licensees; potential imposition of additional duties, tariffs or other trade restrictions; business disruptions resulting from natural disasters such as an earthquake due to the location of the Company’s domestic warehouse, headquarters and a substantial number of retail stores in California; changes in business strategy or development plans; the ability to obtain additional capital to fund operations, finance growth and service debt obligations; the ability to attract and retain qualified personnel; compliance with recent corporate governance legislation including the Sarbanes-Oxley Act of 2002; the disruption, expense and potential liability associated with existing or unanticipated future litigation; and other factors referenced or incorporated by reference in the Company’s annual report on Form 10-K for the year ended December 31, 2005 and in the Company’s Form 10-Q for the quarter ended September 30, 2006. The risks included here are not exhaustive. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time and we cannot predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of the Company’s future performance.

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